VioQuest PHARMACEUTICALS, INC.

Exhibit 10.1

January 31, 2007

Edward C. Bradley, M.D.
323 Fieldstone Drive
New Hope, PA 18938

Dear Dr. Bradley:

On behalf of VioQuest Pharmaceuticals, Inc. (the “Company”), I am pleased to extend to you this conditional offer of employment as the Company’s Chief Scientific and Medical Officer. This letter (the “Letter”) shall confirm our understanding as to the terms of your employment with the Company.

1.
We intend that your employment will commence February 1, 2007, or another mutually agreed upon date (“Effective Date”). You will be entitled to receive an annual base salary equal to $330,000 (gross, less legally required withholding and other required deductions, and any deductions that you voluntarily authorize in writing), payable on a semi-monthly basis. In addition, you will be eligible for a target bonus of 20% of your base salary based on personal performance, and an additional 10% based on Company performance. Thirty days from the Effective Date, your bonus objectives for 2007 will be determined by you and the President and CEO. Your 2007 bonus will be prorated based upon your effective start date.

2.
You shall be entitled to receive a stock option grant entitling you to purchase 700,000 shares of the Company’s Common Stock at a per share price equal to the greater of (a) $0.54 or (b) 105% of the closing bid price of the Company’s Common Stock on the OTC Bulletin Board on the Effective Date (the “Options”) (subject to adjustment for splits and/or other capital restructuring), such Options to vest as follows:

(a)   233,000 of the Options will vest on the date that is one year from the Effective Date;

(b)   233,000 of the Options will vest on the date that is two years from the Effective Date;

(c)   234,000 of the Options will vest on the date that is three years from the Effective Date;

With the exception of the foregoing terms described above, all terms of the Options will be consistent with Company’s 2003 stock option plan. Options will only vest if you are an employee of the Company. Upon your termination, unvested options will be deemed expired. The stock option will be evidenced by a separate agreement to be entered into by you and the Company, which will incorporate the terms of the Company’s 2003 stock option plan and otherwise provide the terms outlined in this letter.

VioQuest Pharmaceuticals, Inc.
180 Mt. Airy Road, Suite 102
Basking Ridge, NJ 07920
Telephone: +1 908 766 4400 Fax: +1 908 766 4455

VioQuest PHARMACEUTICALS, INC.

In the event the Company completes a transaction in which it sells the assets or stock of VioQuest Pharmaceuticals, Inc. resulting in a change of control of the Company (other than a sale of the stock or assets of the Company’s Chiral Quest subsidiary) then the vesting terms of the stock options shall accelerate and all shares of common stock shall become immediately exercisable.

4.	You shall be reimbursed for all of your pre-approved out-of-pocket expenses incurred in connection with the Company’s business.

5.
You will be entitled to participate in the full benefits package which includes medical, dental, life and travel insurances, as well as the Company’s 401(K) program pursuant to the group policy of the Company.

6.
Even though some provisions in this offer refer to future dates, they are only reference points for certain events that are scheduled for as long as you are employed. Your employment will be for an indefinite term. The Company makes no guarantee, or express or implied contract, of definite or continued employment, and nothing in this letter modifies or is intended to modify your at-will employment relationship with the Company. Although your job duties, title, compensation and benefits, and the Company’s policies may change from time-to-time, only a document signed by you and the CEO of the Company may modify the at will employment relationship. Your employment will also be subject to the CEO’s general satisfaction with your work performance. You may terminate your employment with the Company, for any reason, upon 10 days notice.

7.
If your employment is terminated by the Company for reasons other than “cause,” the Company shall continue to pay your base salary for a period of six (6) months following such termination. Cause is defined as the conviction of a felony, theft or embezzlement of Company property, or the commission of an act involving moral turpitude that materially and adversely affects the Company’s reputation and business prospects, or the failure to substantially perform your material duties and responsibilities of your employment, which failure is not cured within thirty (30) days after written notice from the Company specifying the act of nonperformance or within such longer period (but no longer than ninety (90) days in any event) as is reasonably required to cure such nonperformance.

8.
If your employment is terminated by the Company within one (1) year following a Change of Control, and such termination is without Cause, then you shall be entitled to receive, in addition to all compensation due and payable to or accrued (which includes milestone based bonus achievements) as of the date of termination, your annual compensation, payable in semi-monthly installments over a period of twelve (12) months in accordance with the Company’s normal payroll practices in effect at such time, and any and all outstanding options to purchase shares of stock in the Company granted to you shall immediately vest and become immediately exercisable (whether entered into before or after the date of this Agreement), in addition to the Company’s healthcare and insurance benefits program over a period of twelve (12) months.

VioQuest Pharmaceuticals, Inc.
180 Mt. Airy Road, Suite 102
Basking Ridge, NJ 07920
Telephone: +1 908 766 4400 Fax: +1 908 766 4455

VioQuest PHARMACEUTICALS, INC.

9.
You represent to the Company that your employment with the Company will not constitute a breach or other violation of any agreement or contract under which you are bound or any other obligation that you owe to any third party. You further represent that no approvals or consents are required from any third party (including any former employer) in order for you to be employed by the Company as contemplated by this letter. To ensure that you comply with any possible obligations you may have to your former employer(s), the Company requests that you check your past employment records to determine whether, at any time within the last 3 years, you signed an agreement pertaining to any of the following:

•	Limiting in any way your ability to compete with your former employer(s) or work for the Company;

•	Promising not to solicit any of your former co-workers or colleagues to join you as an employee of a future employer;

•	Promising not to solicit or call upon any of the customers of any of your former employer(s);

•	Promising not to use or share any confidential or proprietary information belonging to your former employer(s); or

•	Agreeing to return any confidential or proprietary information belonging to your former employer(s).

If your review of your past employment records reveals that you have any agreements described above, or any other agreements similar to those described above, please provide documents to the undersigned so that the Company may review.

10.
In addition to this Letter, it is a condition of your employment that you agree to be bound by the Company’s other established policies and procedures, including the Company’s code of ethics and employee manual. In particular, you hereby acknowledge the provisions of the employee manual set forth under the caption “Confidentiality and Intellectual Property Assignment Agreement” and agree that you will be bound by the terms of such section (as well as the other provisions of the employee manual). As a further condition, you will need to complete the Federal Employment Eligibility Verification Form I-9 (please bring acceptable documents with you on the Effective Date that verify your identity and eligibility to work in the United States).

VioQuest Pharmaceuticals, Inc.
180 Mt. Airy Road, Suite 102
Basking Ridge, NJ 07920
Telephone: +1 908 766 4400 Fax: +1 908 766 4455

VioQuest PHARMACEUTICALS, INC.

11.
You agree during your term of employment with the Company and for twelve months following the end of your employment, you will not solicit the business of, interfere with, disrupt, or attempt to disrupt, the Company's business relationship with, any of its clients or investors, or solicit any of the Company's employees.

12.	You shall receive 20 business days as vacation days.

13.
Your title at the Company shall be Chief Scientific and Medical Officer, responsible for successfully designing, implementing, and reporting the Company’s clinical trials to shareholders, potential investors, Board of Directors and management, and to ensure the clinical trials meet the highest standards of excellence for ethics, scientific merit and regulatory compliance, as well as satisfy corporate goals and meet timeliness for approval. You will report to the President and CEO.

This offer for employment is valid until February 1, 2007. If the Company does not receive a response by you as of this date, the offer will expire.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this letter in the space provided and returning a copy to me.

Very truly yours,

VioQuest Pharmaceuticals, Inc.

/s/ Daniel Greenleaf
ACCEPTED & AGREED	Daniel Greenleaf
President and CEO
/s/ Edward C. Bradley
Edward C. Bradley, M.D.

VioQuest Pharmaceuticals, Inc.
180 Mt. Airy Road, Suite 102
Basking Ridge, NJ 07920
Telephone: +1 908 766 4400 Fax: +1 908 766 4455